Exhibit 10.1

June 28, 2013

John Sheffield
[________________]
[________________]

Dear John:

Below are the understandings that have been reached as a result of discussions regarding the separation of your employment from Medical Action Industries (“Medical Action” or “the Company”).  Please read the following items and if, after reviewing, you agree that they conform to our discussions, you should indicate as much by countersigning the letter in the space provided.

1.
Your employment as (i) Executive Vice President, Chief Financial Officer, Secretary and, if applicable, any other officer of the Company, and (ii) as Chief Financial Officer, Secretary and, if applicable, any other officer of each of the Company’s direct and indirect subsidiaries – Avid Medical, Inc., MAI Acquisition Corp., Medegen Newco, LLC, Medegen Medical Products, LLC and 500 Expressway Drive South LLC – will end effective June 28, 2013 (the “Termination Date”); however, you will make yourself available to provide business assistance to the Company as discussed in Paragraph 7 below.

2.
Provided you execute and return this Agreement to the Company within the twenty-one (21) day period referenced below (and do not revoke your acceptance of the same), you will continue to receive a bi-weekly salary in the amount of $11,538.46 less standard legal deductions, for up to a maximum of six (6) months (the “Severance Period”) equating to at most thirteen (13) payments with the final payment issued on December 27, 2013.  For the avoidance of doubt, there shall be no severance or other payments of any kind after December 31, 2013 so as to match with the tax calendar. During the Severance Period you agree that you shall notify the Company in writing within one week of your acceptance of an offer of employment, and shall state therein the date that you will commence such employment (“New Employment”).  Such notice shall be in writing directed to the Company, to the attention of Paul D. Meringolo, Chief Executive Officer.  Upon the commencement date of your New Employment, (1) the Company shall cease all severance payments that would have been payable pursuant to this Agreement, (2) your further entitlement to benefits reimbursement set forth in this Agreement shall end, (3) your obligations to provide business assistance as needed shall end, and (4) the Company shall have no further obligation to provide you with further payments or benefits of any kind thereafter, even if you should again become unemployed.  In no event shall the Company be required to make any payment to you of any kind whatsoever after the conclusion of the Severance Period. Notwithstanding the foregoing, should the New Employment be at a lesser salary than your final salary with the Company ($11,538.46 bi-weekly), the Company will continue making payments for the remainder of the Severance Period in an amount equal to that difference.

3.	The Company agrees to continue its bi-weekly automobile allowance of $576.92 during the Severance Period, unless you secure New Employment, at which point this payment will cease.

4.
You are eligible to continue your health insurance coverage under the provisions of COBRA.  The Company will provide information concerning your COBRA rights by separate letter.  The Company agrees to reimburse you for COBRA coverage for the duration of the Severance Period.    All other employee benefits terminate on your employment termination date.

5.
The Company agrees to provide prospective employers a reference that will be mutually agreed upon.  In order to facilitate this understanding you agree that you will direct all prospective employers to Paul D. Meringolo, Chief Executive Officer, for confirmation of your employment history.

6.	You agree that the terms of this letter of understanding are confidential and will not be disclosed to third parties, except your immediate family, attorney and accounting firm.

7.
You will be reasonably available to the Company via the telephone and/or email to respond to questions relative to matters you were working on, at no additional expense to the Company throughout the Severance Period, except for necessary out-of-pocket expenses actually incurred with the Company’s prior approval.  As of July 12, 2013, you will return to the Company all Company files, manuals, reports and other documents and property of the Company in your possession, custody, and control and/or in the possession of any person or entity acting on your behalf.  You will be responsible for providing Paul D. Meringolo, by July 12, 2013, with a document containing all outstanding business issues that you are currently working on.

8.
Both you and the Company agree that the Company will communicate no adverse or derogatory information to anyone concerning you or your employment, and you, likewise, will communicate no such information concerning the Company or any persons, corporations or other entities having any relationship with any part of the Company.

9.
In return for the various promises and payments made by the Company referenced herein, you agree that you will not file or cause to be filed any charges, lawsuits, or other actions of any kind against the Company, its agents, successors, parents, subsidiaries, divisions, officers, directors or employees, including, but not limited to actions alleging breach of contract or any tort, legal actions under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act, the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., New York Wage and Hour laws, the New York Human Rights Law or any other State, Federal, or local law concerning age, race, religion, national origin, gender, disability, or any other form of discrimination, or any other law or regulation.  This general release and waiver shall include, but not be limited to, all claims or actions from the beginning of the world until the date of this letter of understanding, and the date you execute the Original, including but not limited to all claims or actions arising out of, or relating in any way to, your employment and termination of employment with the Company.   It also includes any claims for attorneys' fees or costs.  You acknowledge that you understand and agree that this General Release does not prohibit you from filing a charge with any government administrative agency (such as the EEOC) as long as you do not personally seek reinstatement, damages, remedies or other relief as to any claim that you have released, any right to which you hereby waive.  You further agree that if there is any complaint filed in any forum in which you personally seek reinstatement, damages or other remedies relating to any claim that is covered by this General Release, you will immediately file a dismissal with prejudice of such claim or remedy. This General Release does not release any claims that you cannot lawfully release.

10.
You agree that you are aware of confidential information such as, but not limited to price and cost data, business plans, customer lists, product designs, configurations and specifications, proprietary or secret processes or methods, whether now or hereafter perfected, whether patentable or not, relating to the Company's business.  You agree that such confidential information is the property of the Company.  You agree that you will not use or disclose to any person any such confidential information unless you are requested to do so by an officer of the Company or by legal process, and that you will not disclose or use any such information for your own benefit in competing with the Company, or to any person who is engaged in business (as) in which the Company is also engaged.

11.
You agree that for a period of six (6) months following your Termination Date, you will not accept employment with, provide advice, consulting services, or in any other capacity work for or provide services to companies that directly compete with Medical Action Industries Inc.

12.
You agree that for a period of six (6) months following your Termination Date, you will not solicit or service orders for the purchase of products similar to those manufactured/sold by Medical Action to any person, firm, or entity which was a customer or prospective customer of the Company at any time during the one year preceding termination of employment.

13.
You agree that for a period of six (6) months following your Termination Date, you will not solicit or service orders for the purchase of products similar to those manufactured/sold by Medical Action Industries Inc. to any person, firm, or entity to whom you solicited or serviced orders on behalf of the Company during the one year preceding termination of employment.

14.
You agree that for a period of twelve (12) months following your Termination Date, you will not directly or indirectly, on behalf of yourself or for any other entity, business or person, hire, entice, induce, solicit or attempt to hire, entice, induce or solicit any employee of the Company to leave the Company's employ or to cause any employee of the Company to become employed in any business which is competitive with the Company for any reason whatsoever.

15.
The Company’s obligation to make any payments or provide any benefits during the Severance Period under this letter of understanding shall cease if you violate paragraphs 6, 7, 8, 9, 10, 11, 12, 13 or 14.

16.
You acknowledge that damages are an inadequate remedy for any breach of the terms and conditions set forth in paragraphs 11-14 of this letter of understanding and agree that, in the event of a breach of such paragraph(s), the Company may, with or without pursuing any remedy for damages, immediately obtain and enforce an ex parte, preliminary and permanent injunction prohibiting you from violating these paragraphs.  Further, in any civil action brought for a breach of this letter of understanding, the prevailing party shall be entitled to recover from the other party, all reasonable attorneys’ fees, litigation expenses, and costs incurred by the prevailing party.

17.
You and the Company agree that in the event of any dispute over the interpretation, application, or performance of this letter of understanding that the law of the State of New York will apply in resolving such dispute(s).

18.
The invalidity or unenforceability of any provision of this letter of understanding shall not affect the validity or enforceability of any other provision of this letter of understanding.  This letter of understanding will be binding upon and inure to the benefit of the parties’ respective successors, assigns, legal representatives and heirs.

19.
You and the Company agree that this letter of understanding contains the entire agreement between the parties, and supersedes all prior agreements or understandings between the parties pertaining to matters encompassed in this agreement.  It cannot be modified except by a written agreement signed by both parties and specifically identified as an amendment to this letter of understanding.

20.
You acknowledge that you have been given an adequate opportunity to review this letter of understanding, that you understand its terms and effects, and that you have been advised by the Company to consult with an attorney prior to executing this letter of understanding.  You further acknowledge that you have been given at least 21 days to consider signing the letter of understanding, but you may sign it sooner if you wish. You will have seven days following signing this letter of understanding to revoke it, and the letter of understanding shall not become effective until the seven-day revocation period has expired. Such revocation must be in writing and directed to Paul D. Meringolo, Chief Executive Officer, prior to the end of the revocation period at the following address:

Medical Action Industries Inc.
500 Expressway Drive South
Brentwood, NY 11717

21.
In the event of any consolidation or merger of the Company into or with any other corporation during the term of this Agreement, or the sale of all or substantially all of the assets of the Company to another corporation during the term of this Agreement, such successor corporation shall assume this letter of understanding and become obligated to perform all of the terms and provisions hereof applicable to the Company, and your obligations hereunder shall continue in favor of such successor corporation.

22.
Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company in writing and delivered or mailed by certified or registered mail to its offices at 500 Expressway Drive South, Brentwood, NY 11717, or such other address as the Company may hereafter designate.  Any notice to be given to you hereunder shall be delivered or mailed by certified or registered mail to: [____________________________________], or such other address as you may hereafter designate.

23.
Any controversy or claim arising out of or relating to this letter of understanding shall be settled by arbitration in accordance with the rules of the American Arbitration Association in Suffolk County, New York, and judgment upon the award rendered in such arbitration may be entered in any court having jurisdiction thereof.  The foregoing shall not be construed so as to limit the Company’s right to injunctive relief provided for in Paragraph 16 hereof.

If you agree with the foregoing, please indicate so by signing in the space designated below.  We thank you for all your contributions during your tenure at Medical Action Industries.

Sincerely,

/s/ Paul D. Meringolo

Paul D. Meringolo
Chief Executive Officer

THIS IS A RELEASE OF ALL CLAIMS.  READ CAREFULLY BEFORE SIGNING.

AGREED to and accepted by:

/s/ John Sheffield
John Sheffield

7/12/13
Date